Exhibit 99.2

[Date]

To:	Bona Film Group Limited
11/F, Guan Hu Garden 3
105 Yao Jia Yuan Road, Chaoyang District
Beijing 100025
The People’s Republic of China

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We act as the PRC counsel to Bona Film Group Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of [•] American depositary shares (“Offered ADSs”), each representing [•] ordinary shares of the Company (the “Ordinary Shares”), by the Company and the Selling Shareholders named in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Offered ADSs on the NASDAQ Global Market. We have been requested to give this opinion on the PRC Entities (as defined below).

A.                Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Entities and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

(i)        All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii)                    Each of the parties to the Documents, other than the PRC Entities, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC Entities, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation;

(iii)                 The Documents remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv)                The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(v)                   All factual statements made to us by the Company and the PRC Entities in connection with this legal opinion are true and correct.

B.                Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows. Terms used but not defined in this opinion shall have the same meanings as specified under the Underwriting Agreement.

(a)              “Depositary” means [•];

(b)             “Deposit Agreement” means [•];

(c)              “PRC Authorities” mean any and all national, provincial or local governmental, regulatory or administrative authorities, agencies or commissions in the PRC, or any courts, tribunal or any other judicial bodies in the PRC;

(d)             “Governmental Authorizations” mean all approvals, consents, permits, authorizations, filings, registrations, exemptions, endorsements, annual inspections, qualifications and licenses required by the PRC Laws to be obtained from the PRC Authorities;

(e)              “Material Adverse Effect” means a material adverse effect on the conditions (financial or otherwise), results of operations, shareholders’ equity, business, management, properties or prospects of the Company and the PRC Entities taken as a whole;

(f)                “PRC” or “China” means the People’s Republic of China (for the purposes of this opinion only, other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

(g)             “PRC Entities” mean the companies listed in Schedule I;

(h)             “PRC Subsidiary” means Beijing Bona New World Media Technology Co., Ltd., a company incorporated under the PRC Laws;

(i)                 “PRC VIE Entities” mean Beijing Bona Film and Culture Communication Co., Ltd., Beijing Bona Advertising Co., Ltd. and Beijing Baichuan Film Distribution Co., Ltd., each a company incorporated under the PRC Laws;

(j)                 “PRC Laws” mean all applicable laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available as of the date of this opinion in the PRC;

(k)              “SAFE” means the State Administration of Foreign Exchange of the PRC and/or its local counterparts;

(l)                 “Shareholders” means the registered shareholders of the PRC VIE Entities as listed in Schedule I, excluding Poly Film Investment Co., Ltd.;

(m)           “Underwriters” means the several Underwriters named in Schedule [A] to the Underwriting Agreement; and

(n)             “Underwriting Agreement” means the Underwriting Agreement dated [•], 2010 by and among the Company, Mr. Dong Yu, the Selling Shareholders, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as Representatives of the several

Underwriters.

Based on our review of the Documents, subject to the Assumptions and the Qualifications, we are of the opinion that:

1.               The ownership structure of each PRC Entity, the reorganization to establish the Company’s corporate structure, including the ownership structure of each PRC Entity and each and all of the agreements under the contractual arrangements of each PRC Entity as set forth in the Registration Statement under the headings “Prospectus Summary—Corporate Structure,” “Our Corporate Structure” and “Related Party Transactions” comply, and immediately after the Offering will comply, with the PRC Laws, do not violate, breach, contravene or otherwise conflict with the PRC Laws, and to our best knowledge after due inquiry, have not been challenged by any PRC Authority; to our best knowledge after due inquiry, there are no legal, arbitration, governmental or other proceedings pending before or threatened by any PRC Authority in respect of the ownership structure of each PRC Entity.

2.               Each of the PRC Entities has the corporate power to enter into and perform its obligations under each contract under the contractual arrangements described in the Registration Statement under the caption “Corporate Structure” (each such contract, a “Contract”) to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has duly executed and delivered, each Contract to which it is a party; and each such Contract constitutes a valid and legally binding obligation of each of the PRC Entities that is a party to it, enforceable in accordance with its terms and subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.               Each of the Shareholders of the PRC VIE Entities has duly executed and delivered each Contract to which it is a party; each Shareholder has the power and capacity to enter into and perform his or its obligations thereunder; each such Contract constitutes a valid and legally binding obligation of each of the Shareholders that is a party to it, enforceable in accordance with its terms and subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.               The execution and delivery by each of the PRC Entities of, and the performance of its obligations under, each Contract to which it is a party and the consummation by it of the transactions contemplated therein does not: (a) to our best knowledge after due inquiry, conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC Laws to which it is a party or by which it or any of its properties or assets are bound, except for any breach or violation which does not have a Material Adverse Effect; (b) result in any violation of any provision of its articles of association, business license or shareholders agreements (if applicable); or (c) result in any violation of the PRC Laws.

5.               The execution and delivery by each Shareholder of the PRC VIE Entities, and the performance by each Shareholder of his or its obligations under, each Contract to which he or it is a party, and the consummation by him or it of the transactions contemplated therein, does not result in any violation of the PRC Laws.

6.               Each Contract is in proper legal form under the PRC Laws for the enforcement thereof against each of the PRC Entities and the Shareholders that is a party to it, in the PRC without further action by any of the PRC Entities or the Shareholders; all required filings and recordings in respect of such Contract with any PRC Authority have been performed to ensure the legality, validity, enforceability or admissibility in evidence of each Contract in the PRC.

7.               No Governmental Authorizations are required to be obtained for the performance by the PRC Entities of their obligations and the transactions contemplated under each Contract other than those already obtained; provided, however, any exercise by each of the PRC Entities of its rights under the relevant Voting Trust and Equity Purchase Option Agreement will be subject to: (a) the approval of and/or registration with the PRC Authorities for the resulting equity transfer; and (b) the exercise price for equity transfer under the contractual arrangements complying with the PRC Laws, including the requirement that the exercise price for such equity transfer reflect the appraised value at the time of exercise, as determined by an appraiser qualified to perform such appraisals.

8.               On August 8, 2006, six PRC Authorities, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 (as amended subsequently). The M&A Rules purport, among other things, to require offshore special purpose vehicles that formed for the purpose of overseas listing of the equity interests in PRC companies via acquisition and controlled directly or indirectly by PRC companies and/or PRC individuals to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges.  On September 21, 2006, pursuant to the M&A Rules and other PRC Laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges (the “Related Clarifications”), including a list of application materials regarding the listing on overseas stock exchange by special purpose vehicles, however, the CSRC currently has not issued any definitive rule concerning whether offerings like the Offering as described in the Registration Statement are subject to the M&A Rules and Related Clarifications.  Since the PRC Subsidiary was established by means of direct investment rather than by merger or acquisition by the Company of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no provision in the M&A Rules classifies the contractual arrangements between Bona Film Group Limited, the PRC Subsidiary and each of the PRC VIE Entities (as the case may be) as a type of acquisition transaction falling under the M&A Rules, we are of the opinion that the Company is not required to obtain any Governmental Authorizations from any PRC Authorities in connection with (a) the entry into the contractual arrangements described in the Registration Statement under the headings “Prospectus Summary—Corporate Structure” and “Our Corporate Structure,” (b) the issuance and sale of the Offered ADSs by the Company and the Selling Shareholders under the Underwriting Agreement, the Deposit Agreement, the Power of Attorney and the Custody Agreement, (c) the deposit of the Ordinary Shares underlying the Offered ADSs with the Depositary or its nominee, (d) the consummation by the Company, the Selling Shareholders and the Depositary of the transactions contemplated by the Underwriting Agreement, the Deposit Agreement, the Power of Attorney and the Custody Agreement; and (e)the listing and trading of the Offered ADSs on the NASDAQ Global Market, except for the SAFE registration as disclosed in the Registration Statement.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.                                          Our opinion is limited to the PRC Laws of general application on the date hereof.  We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.                                       The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.                                    Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.                                   This opinion is issued based on our understanding of the current PRC Laws.  For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

v.                                      We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Entities and PRC government officials.

vi.                                   This opinion is intended to be used in the context which is specifically referred to herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

HAN KUN LAW OFFICES

Schedule I

List of PRC Entities

PRC Entity	Shareholders	Ownership Percentage
Beijing Bona New World Media Technology Co., Ltd. ()	Bona International Film Group Limited	100%
Beijing Bona Film and Culture Communication Co., Ltd. ()	Dong Yu	98%
	Hai Yu	2%
Beijing Baichuan Film Distribution Co., Ltd. ()	Beijing Bona Film and Culture Communication Co., Ltd.	80.4%
	Poly Film Investment Co., Ltd. ()	10%
	Dong Yu	8.6%
	Hai Yu	1%
Beijing Bona Advertising Co., Ltd. ()	Beijing Bona Film and Culture Communication Co., Ltd.	51%
	Dong Yu	46%
	Zhong Jiang	3%